Exhibit 10.19

Copyright License Agreement

This Copyright License Agreement (this "Agreement") is made effective as of ______, 2016 between ___________, of P.O. Box 1430, Belen, New Mexico 87002 and Brown Technical Publications Inc, of 1517 San Jacinto, Houston, Texas 77002.

In the Agreement, the party who is granting the right to use the licensed property will be referred to as "_____", and the party who is receiving the right to use the licensed property will be referred to as "Brown". The parties agree as follows:

GRANT OF LICENSE. ____ owns various _____________ ("_________ Content"). ________ Content consists of the articles included in Exhibit A. In accordance with this Agreement, ________ grants Brown a exclusive license to Use and Sell the _____ Content. _______ retains title and ownership of the _______ Content. Brown will own all rights to materials, products or other works (the Work) created by Brown in connection with this license.

RIGHTS AND OBLIGATIONS. Brown shall be solely responsible for providing all funding and technical expertise for the development and marketing of the Work in which the licensed property is used. Brown shall be the sole owner of the Work and all proprietary rights in and to the Work; except, such ownership shall not include ownership of the copyright in and to the _______ Content or any other rights to the _______ Content not specifically granted in this Agreement.

PAYMENT OF ROYALTY. Brown will pay to _______ a royalty which shall be calculated as follows: ____ of gross sales on each physical unit sold and ____ of the gross sales price of each digital unit sold. The royalty shall be paid Monthly by the 20th of the month following the month of sale for the previous month’s sales. With each royalty payment, Brown will submit to _______ a written report that sets forth the calculation of the amount of the royalty payment.

MODIFICATIONS. Unless the prior written approval of _______ is obtained, Brown may not modify or change the _______ Content in any manner. Licensee shall not use Licensed property for any purpose that is unlawful or prohibited by these Terms of the Agreement.

DEFAULTS. If Brown fails to abide by the obligations of this Agreement, including the obligation to make a royalty payment when due, _______ shall have the option to cancel this Agreement by providing 60 days written notice to Brown. Brown shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other defaults during such time period.

ARBITRATION. All disputes under this Agreement that cannot be resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. Either party may invoke this paragraph after providing 30 days written notice to the other party. All costs of arbitration shall be divided equally between the parties. Any award rendered by the arbitrator shall be final and binding on the parties and may be enforced by a court of law.

WARRANTIES. Neither party makes any warranties with respect to the use, sale or other transfer of the _______ Content by the other party or by any third party, and Brown accepts the product "AS IS." In no event will _______ be liable for direct, indirect, special, incidental, or consequential damages, that are in any way related to the _______ Content.

TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties. This Agreement may be assigned without restriction.

INDEMNIFICATION. Each party shall indemnify and hold the other harmless for any losses, claims, damages, awards, penalties, or injuries incurred by any third party, including reasonable attorney's fees, which arise from any alleged breach of such indemnifying party's representations and warranties made under this Agreement, provided that the indemnifying party is promptly notified of any such claims. The indemnifying party shall have the sole right to defend such claims at its own expense. The other party shall provide, at the indemnifying party's expense, such assistance in investigating and defending such claims as the indemnifying party may reasonably request. This indemnity shall survive the termination of this Agreement.

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ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

NOTICE. The address of each party hereto as set forth in the beginning of this Agreement shall be the appropriate address for the mailing of notices, checks and statements, if any. All notices shall be sent certified or registered mail and shall not be deemed received or effective unless and until actually received. Either party may change their mailing address by written notice to the other.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Texas.

SIGNATORIES. This Agreement shall be signed on behalf of _______ by _______, Owner and on behalf of Brown by Noah Davis, Brown Technical Publications Inc, CEO and effective as of the date first above written.

Copyright Owner: _______

Licensee: Brown Technical Publications Inc

By: ____________________________________________________

Owner

By: ____________________________________________________

Noah Davis

Brown Technical Publications Inc

CEO

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Appendix

The following titles are included in this agreement but are not limited to the following:

1.       2014 Texas Electricians Practice Exams and Study Guide

2.       2014 Practical Calculations for Electricians

3.       Electrician’s Practice Calculations Exams 2014

4.       2014 Electrician’s Exam Book

5.       Electricians Handbook of NEC Questions 2011

6.       Practical Calculations for Electricians 2011

7.       2011 Electricians Exam Book

8.       Electrician’s Practice Calculations Exams 2011

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